Exhibit 21.1

Subsidiaries of Hippo Holdings Inc.

Name	State or Other Jurisdiction of Incorporation or Organization
Doma Home Insurance Services, LLC	Texas
First Connect Insurance Services, LLC	Texas
Hippo Analytics Inc. dba Hippo Insurance Services	Delaware
Hippo Builder Insurance Agency, LLC	Texas
Hippo Builders Thirteen Insurance Agency, LLC	Texas
Hippo Builders Twelve Insurance Agency, LLC	Texas
Hippo Employee Services Inc.	Delaware
Hippo JV Holdings Inc.	Delaware
Hippo M&T – Israel Ltd.	Israel
Hippo Tech Inc.	Delaware
Hippo Warranty Solutions Inc.	Delaware
Mainsail Insurance Company	Texas
Masthead Claims Administration Inc.	Delaware
Masthead Insurance Agency Inc.	Delaware
North American Advantage Insurance Services, LLC	Texas
POD Holdings Inc.	Delaware
RH Solutions Insurance (Cayman) Ltd.	Cayman Islands
River Horse Holdings, Inc.	Delaware
SH1 Holdings, LLC	Delaware
Spinnaker Insurance Company	Illinois
Spinnaker Specialty Insurance Company	Texas
Swing Development Inc.	Delaware
Swing Development Sp. z o.o	Poland
YourHaus, Inc. dba Hippo Home Care	Delaware